Global Immune Technologies Appoints New Director

MISSOULA, Mont., March 16, 2011 /PRNewswire/ -- The Board of Directors of Global Immune Technologies, Inc. (OTC QB: GIMU) announces that at a meeting of the board, Christoph Ehses was elected to the board of directors and appointed as the Chief Technical Officer (CTO). This election increases the size of the board to three. Mr. Ehses studied electronics at Ruhr University Bochum. In the 80's he was CEO and head of development at Audiovector, a company specializing in High-End Loudspeakers. In the 90's Mr. Ehses was CEO of E-trade, an IT wholesaler with an international supply chain, specializing in CPU, RAM and HDD's. Since 2003 Christoph has been working on Renewable Energy, Construction and a Project dealing with a Sustainable Underwater Turbine. He has been Project Manager for several Wind Parks in Turkey. Since 2008 he is Co-developing the Heat Pump System with our JV partner IAT, and is working on supply chain for Parts and Components for our Hybrid Solar System.

RenOn is introducing a unique and revolutionary invention in the employment of solar energy: the Hybrid Solar System, using our Hybrid Power Collector. This ground-breaking innovation combines existing solar systems into an exceptional hybrid which is capable of maximizing the effectiveness of the traditional solar panels.

The Hybrid Solar System is a matchless modular system for both solar heating and cooling, which employs a closed circuit to convert excess heat into electricity. The combination of solar-thermal energy and photovoltaic in one system minimizes disadvantages and maximizes benefits, making the Hybrid Solar System a cost effective solution with high efficiency.

Further information can be obtained by telephoning Jeffrey R. Bruhjell +1 406 558 4947 jrb@ren-on.com or by visiting www.renewunlimited.com or Uwe Vincenz, Telefon: +49 3447 834448 www.iat-remsa.de or email: u.vincenz@ren-on.com

We seek Safe Harbour.

CONTACT:  Jeffrey R. Bruhjell, +1-406-558-4947, jrb@ren-on.com, or Uwe Vincenz, +49 3447 834448, u.vincenz@ren-on.com, both for Global Immune Technologies, Inc.